Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333‑248903, 333-262927, 333-269746 and 333-277236) on Form S-8 of our reports dated February 28, 2025, with respect to the financial statements of Outset Medical, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 28, 2025